Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows:


     Delete Section 3.04, Maintenance Fee and replace with the following.

     3.04 Maintenance Fee

          The maintenance fee is $0.




Endorsed and made a part of the Contract and the Certificate on the effective date of the Contract and the Certificate.


                                                  /s/ Daniel P. Kearney


                                                  President
                                                  Aetna Life Insurance and
                                                  Annuity Company

ENYSUTMF97(S)